Exhibit 99.1

TOR MINERALS INTERNATIONAL

REPORTS FISCAL 2003 RESULTS

Company Reports Earnings per Share of $.18; Net Sales Grow 48 Percent

Corpus Christi, Texas, March 1, 2004, TOR Minerals International (Nasdaq:TORM) today reported net income of $1,264,000, or $.18 per share, on net sales of $24,127,000 for the fiscal year ended December 31, 2003, compared with fiscal 2002 results of net income of $309,000, or $.05 per share, on net sales of $16,269,000.

For the fourth quarter ended December 31, 2003, the company reported net income of $217,000, or $.03 per share, on net sales of $7,168,000, compared with a net loss of $166,000, or $.02 per share, on net sales of $3,892,000 for the quarter ended December 31, 2002.

The Company said that its revenue growth was driven by strong sales of its HITOX®, ALUPREM®, and synthetic rutile products. Each segment experienced, and continues to experience, increased demand and the Company continues to expand the geographic scope of sales.

"2003 was definitely a year of solid progress for TOR Minerals, as we reported our highest sales levels in company history, our most profitable year since 1989, and we significantly augmented our management team," said Richard L. Bowers, chief executive officer and president. "However, a number of factors, including increasing natural gas prices, the fall of the dollar against the euro, delayed delivery of equipment for the Netherlands plant, and a number of other issues which have been addressed, kept us from maximizing our financial performance."

The Company reported that the rise in natural gas prices resulted in costs increasing approximately $500,000 in 2003 over the previous year, and that the foreign currency translation and transaction effects negatively impacted financial results by approximately $350,000 in the year. The Company also began expensing stock options in 2003 resulting in increased non-cash expenses of approximately $345,000. These factors combined to impact the Company's net income by approximately $.17 per share.

"Going forward, we expect our business to continue to grow and our financial performance to improve. Our recent management additions are all contributing significantly. Market demand for our alumina products is strong and we have increased our manufacturing capacity to meet this demand. The recently completed private placement has improved our financial structure and given us the financial flexibility needed to pursue market opportunities more aggressively," said Mr. Bowers.

"Still, recent developments make it difficult to project 2004 results," said Mr. Bowers. "We have ordered the equipment necessary for our Corpus Christi plant expansion, which will result in very significant savings in the consumption of natural gas. However, the vagaries of delivery could result in new production being delayed until the fourth quarter although we plan it for the third quarter. Also, over the past month, there has been a significant increase in international ocean freight costs, a tightening in the supply of certain commodities, and the continued strengthening of the euro. We are working to address these issues. Concurrently, a number of titanium dioxide providers have recently announced price increases that could benefit TOR's revenue prospects. As a result, we will defer providing guidance on 2004 financials until we have better visibility."

TOR Minerals is a producer of natural titanium dioxide pigment and specialty aluminas. The Company is headquartered in Corpus Christi, TX, and operates production facilities in Corpus Christi, The Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increases, commodity price increases, delays in delivery of requirement equipment and other factors.

Contact for Further Information:

Richard L. Bowers

President & CEO

361-883-5591 Ext. 47

TABLE FOLLOWS

TOR MINERALS INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share amounts)

	_________________________ Three Months Ended			________________________ Twelve Months Ended
	December 31, _________________________			December 31, ________________________
	2003 __________	2002 __________		2003 __________	2002 __________

NET SALES	$ 7,168	$ 3,892		$ 24,127	$ 16,269
COSTS AND EXPENSES:
Cost of products sold	5,690 __________	3,178 __________		18,297 __________	12,245 __________
GROSS PROFIT	1,478	714		5,830	4,024
Selling, administrative and general	1,077 __________	799 __________		4,153 __________	3,415 __________
OPERATING INCOME (LOSS)	401	(85)		1,677	609

OTHER INCOME (EXPENSES):
Interest expense	(90)	(76)		(295)	(317)
Other, net	(83) __________	4 __________		(57) __________	34 __________
INCOME (LOSS) BEFORE INCOME TAX	228	(157)		1,325	326

Taxes	11 __________	9 __________		61 __________	17 __________
NET INCOME (LOSS)	$ 217 ==========	$ (166) ==========		$ 1,264 ==========	$ 309 ==========

Earnings (loss) per common share:
Basic	$ 0.03	$ (0.02)		$ 0.18	$ 0.05
Diluted	$ 0.03	$ (0.02)		$ 0.17	$ 0.04

Weighted average common shares and equivalents outstanding:
Basic	7,127	6,886		7,059	6,154
Diluted	7,459	6,886	(1)	7,240	7,138

_________________________________________
(1) No shares were added to the number of basic
shares in the computation of diluted earnings
per share because the effect would be antidilutive.